Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-206715) of Independence Contract Drilling, Inc.,

2)	Registration Statement (Form S-8 No. 333-213672) pertaining to the Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan of Independence Contract Drilling, Inc., and

3)	Registration Statement (Form S-8 No. 333-198122) pertaining to the Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan of Independence Contract Drilling, Inc.

of our report dated March 30, 2016, with respect to the statements of operations, equity (deficit) and cash flows of Sidewinder Drilling Inc. included in this Form 8-K of Independence Contract Drilling, Inc.

/s/ Ernst & Young LLP

Houston, Texas

July 31, 2018